January 20, 2023

Matthew Fisch

Re:       Offer of Employment

Dear Matt:

On behalf of AEye, Inc. (the “Company”), I am pleased to offer you employment as Chief Executive Officer, reporting to our Board of Directors. This letter sets out the terms of your employment with the Company, which will start on February 13, 2023, should you accept this offer. As a salaried employee, your normal work hours will be Monday through Friday from 9:00 a.m. to 5:00 p.m., however, you will be expected to work additional hours as required by the nature of your work assignments. While we do provide a flexible schedule for being in-office, we generally expect employees to come to the office a minimum of three days per week. We believe this is particularly important for leaders in our organization to lead by example.

Board of Directors. Effective as of your start date, should you accept this offer, you will be nominated to serve as a member of the Company’s Board of Directors.

Compensation. If you decide to join us, your salary will be $500,000 per year, paid twice per month at the rate of $20,833.34 per pay period, on 7th and 22nd of each month, in accordance with the Company’s normal payroll practices, less any required taxes, other withholdings, and deductions authorized by you. Future adjustments in compensation, if any, will be made by the Company in its sole and absolute discretion. This position is an exempt position, which means you are paid for the job and not by the hour, and therefore, you will not receive overtime pay if you work more than eight hours in a workday or more than 40 hours in a work week.

Annual Bonus. The Company has established a discretionary annual bonus program and you are eligible to participate. Your target payout under the program will be 100% of your base salary, however, the actual amount paid to you under the bonus program is subject to a number of parameters, including your performance and the performance of the Company. A payment under the annual bonus program is not guaranteed.

Sign-on Bonus. You will receive a one-time $500,000 sign-on bonus, subject to any required taxes and other withholdings, which will be paid to you in the paycheck following your first ninety (90) days of employment. If you voluntarily resign from AEye or are terminated for cause within 24 months of your start date, a prorated amount of the sign-on bonus paid to you will be due and payable to the Company as of your last date of employment with AEye. Your signature below constitutes a promise to repay to the Company, with interest accruing from your last day of employment at the lesser of 10% per annum or the maximum rate allowed by law, any amounts due to the Company pursuant to this paragraph.

Benefits. You will be eligible to participate in various benefit plans offered by the Company to full-time employees, including the following offered by the Company beginning the first day of the month following your start date – health insurance, a 401(k) plan, with a Company match of up to 5%, and life insurance coverage, all in accordance with the Company’s then-current benefit plans. The Company will pay 100% of the health insurance premiums for you and your dependents. The Company may change its benefit plans from time-to-time in accordance with business needs and applicable laws.

Offer of Employment

Cell Phone Allowance. The Company will pay to you a $65.00 per month cell phone allowance.

Paid Time Off. The Company does not limit the amount of paid time off (“PTO”) you can take; however, any PTO taken should be reasonable and aligned with business needs. As you will not accrue time off, the Company will not compensate you for any unused leave.

Equity. Effective as of your start date, you will be granted an award of 7,000,000 restricted stock units (“RSUs”) of AEye, Inc. Each RSU will entitle you to be issued, following vesting, one share of AEye common stock generally in accordance with AEye’s 2021 Equity Incentive Plan and the related RSU award documents (collectively, the “Grant Documents”). Your RSU award will be subject to the terms and conditions set forth in the Grant Documents, and not this letter. Vesting of each RSU will require satisfaction of a service condition. The service condition for your RSUs will be satisfied in installments by your continued employment with the Company or its successor, with the service conditions being satisfied as follows: (i) provided you commence employment on or before February 13, 2023, 500,000 RSUs shall vest on March 15, 2023; (ii) 4,500,000 RSUs shall vest as to 25% on the 15th day of the second month of the calendar quarter (e.g., the next February 15, May 15, August 15, or November 15) following the one-year anniversary of your start date and thereafter 1/16th of these RSUs on the 15th day of the second month of each calendar quarter thereafter, and (iii) 2,000,000 RSUs which shall be contingent on the closing stock price of the Company’s stock, as reported by NASDAQ (or other recognized national exchange on which the Company’s stock is traded), meeting or exceeding $1.20 per share (adjusted for any stock splits or other corporate actions) for ten (10) consecutive trading days prior to March 1, 2024 – following the satisfaction of the contingency, the 2,000,000 RSUs shall vest quarterly (commencing on the next 15th day of the second month of the calendar quarter after the contingency is satisfied), equally over six (6) quarters (if the contingency is not met prior to March 1, 2024, the 2,000,000 RSU grant shall lapse); vesting of the grant shall continue until the earlier of your resignation, termination, or the date on which you have satisfied the service condition, and in the case of the 2,000,000 RSUs, the contingency, in full.

Other Agreements. As of your Start Date, should you commence employment with us, you will be offered the Company’s Change of Control Severance Agreement, which, in the event of a defined change of control and your separation from service, provides you with acceleration of all equity grants and 150% of your base salary and target bonus, among other things. You will also be offered the Company’s Indemnification Agreement.

This is not an employment contract. Your employment with the Company is at-will, which means that you may resign at any time for any reason. Similarly, the Company may terminate the employment relationship at any time for any reason, with or without prior notice. In addition, the Company reserves the right to modify your compensation, position, duties, or reporting relationship to meet business needs. Notwithstanding any contrary statement or agreement, this at-will employment relationship can only be changed in writing that expressly refers to changing your at-will employment relationship and is signed by an authorized representative of the Company and by you.

Offer of Employment

This offer is contingent upon you: (1) signing the Company’s Employee Proprietary Information and Inventions Agreement (a copy of which is enclosed); (2) timely providing the Company with appropriate documents establishing your identity and right to work in the United States; and (3) consenting to a background check that produces results satisfactory to the Company. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days following the start date of your employment, or our employment relationship with you may be terminated.

This letter, the Employee Proprietary Information and Inventions Agreement, the other written agreements, should you opt to participate, and the Grant Documents constitute the entire agreement between you and the Company regarding the terms and conditions of your employment, and supersede all negotiations, representations, or agreements, whether prior or contemporaneous, written or oral, between you and the Company on this subject.

* * * * *

We look forward to working with you at the Company. Please sign and date this letter to acknowledge your acceptance of the Company’s offer on the terms set forth. If this offer is not accepted by you, in writing (including e-mail), before 11:59 p.m. on January 21, 2023, this offer will be deemed to have expired and shall no longer be valid.

Sincerely,

AEye, Inc.

By:	/s/ Carol DiBattiste
Carol DiBattiste
Chair, Board of Directors

I agree to and accept employment with AEye, Inc. on the terms and conditions set forth in this letter. I understand and agree that my employment with the Company is at-will as described above.

Dated:	1/20/2023	/s/ Matthew Fisch
Matthew Fisch